Exhibit 7.02

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered in on this the 11th day of August, 2011, by and among Eagle Ford Oil & Gas Corp., a Nevada corporation (“Buyer” or “Eagle Ford”), and  TDLOG, L.L.C., a Texas limited liability company (“TDLOG”), Safari Adventure Productions, Inc, a Texas corporation (“SAP”) and Derek Schmidt, an individual residing in Texas (“Schmidt” and TDLOG, SAP and Schmidt being sometimes collectively as the “Sellers” or individually as a “Seller”).  Sandstone Energy Partners II, L.L.C., a Texas limited liability company (the “Company”) executes this Agreement to indicate its agreement to be bound by the obligations, representations and warranties of the Agreement to the same extent as the Sellers.

BACKGROUND

A. Eagle Ford through the Purchase Agreement dated June 20, 2011 acquired 100% membership interest in Sandstone Energy, L.L. C., therefore resulting in Eagle Ford owning 50% membership interest the Company;

B. Sellers are the collective owners of the remaining 50% of the membership interests in the Company, the Company being engaged in the oil and gas exploration and production of the Vick No: A2 well, located in Lee County, Texas;

C. Buyer desires to acquire, and Sellers desire to sell, all of the remaining 50% membership interests in the Company, in exchange solely for voting stock of Buyer.

ARTICLE I
DEFINITIONS

1.01           Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(i) “Affiliate” of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an “associate,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act.

(ii) “Ancillary Documents” shall mean each agreement, instrument and document (other than this Agreement) executed or to be executed by Sellers, Buyer or their respective members or shareholders in connection with the consummation of the transactions contemplated hereby.

(iii) “Applicable Law” shall mean any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Authority to which a specified person or property is subject.

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(iv) “Acquisition Shares” shall have the meaning set forth in Section 2.02.

(v) “Assets” shall mean all of the assets, properties and rights of the Company, whether such assets, properties and rights are tangible or intangible, of every kind, nature and description wherever situated, including, without limitation, all of the assets, properties and rights owned by the Company on the Closing Date.

(vi) “Business” shall mean the oil and gas exploration and production business of the Company, including all of the Oil and Gas Interests of the Company.

(vii)  “Closing” shall mean the consummation of the acquisition of the Company Membership Interests of the Sellers for the Acquisition Shares (as such term is defined in Section 2.03).

(viii) “Closing Date” shall mean the date on which the Closing occurs.

(ix) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(x) “Company” means Sandstone Energy Partners II, L.L.C., a Texas limited liability company.

(xi) “Company Membership Interests of the Sellers” shall mean the remaining 50% membership interest in the Company in which the Sellers collectively own, as described in the Company Agreement of the Company, as amended to date.

(xii) “Contract” shall mean, when such term is capitalized herein, written or oral agreements, commitments or arrangements of the Company.

(xiii) “Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

(xiv) “Encumbrances” shall mean any material liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

(xv) “Environmental Law” shall mean any and all laws, statutes, ordinances, rules, regulations, notices, orders or determinations of any tribal authority or other Governmental Authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation, and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; any state laws pertaining to the handling of oil and gas exploration or production wastes or the use, maintenance and closure of pits and impoundments; and any other environmental conservation or protection laws. As used in this Agreement with respect to Environmental Law, “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (A) to the extent the laws of the jurisdiction wherein any assets are located establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply and (B) the terms “hazardous substance” and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes.

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(xvi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(xvii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(xviii)  [omitted]

(xix) “Good, Marketable and Defensible Title” shall mean title in and to the Oil and Gas Interests that, except for any permitted Encumbrances, and that to Sellers’ knowledge:

(a) Is free and clear of all defects, burdens and liens;

(b)  In the case of each Oil and Gas Interest, (A) is filed, recorded or otherwise referenced of record in the records of the applicable county in a manner which under applicable local law constitutes imputed notice of such Oil and Gas Interest to third parties acquiring an interest in or an encumbrance against such Oil and Gas Interest, or (1) in the case of federal leases, in the records of the applicable office of the Bureau of Land Management, (2) in the case of Indian leases and mineral development agreements, in the applicable office of the Bureau of Indian Affairs or applicable tribal records, or (3) in the case of state leases, in the records of the applicable state land office, but only to the extent the records referenced in (1), (2) and (3) above constitute imputed notice under applicable local law to third parties acquiring an interest in or an encumbrance against such leases, or (B) is assignable to the Company out of an interest of record (as provided in clause (A) above), but only to the extent that all conditions required to earn an enforceable right to such assignment have been satisfied and the record owner of such interest is ready, willing and able to make such assignment;

(c) In the case of each Oil and Gas Interest set forth in the reserve reports of Sellers that entitles Sellers to receive and retain, without reduction, suspension or termination and after deduction of all applicable royalties, overriding royalties, production payments or other burdens payable out of production, not less than the percentage set forth in the reserve reports as the Company’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Oil and Gas Interest, through the productive life of such Oil and Gas Interest, except for changes or adjustments in such “Net Revenue Interest” after the date hereof and in compliance with Sellers’ covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election not to participate in an operation under a joint operating agreement or a unit agreement; and

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(d) In the case of each Oil and Gas Interest set forth in the reserve report of the Company that obligates the Company to bear not greater than the percentage set forth in the reserve report as the Company’s.

(xx) “Governmental Authority” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign, federal or state).

(xxi) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(xxii) “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous Hydrocarbons.

(xxiii) “Hydrocarbon Agreement” shall mean any of the Hydrocarbon Sales Agreements and Hydrocarbon Purchase Agreements.

(xxiv) “Hydrocarbon Purchase Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which the Company is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days’ notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party Sellers, and which do not obligate Sellers to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

(xxv) “Hydrocarbon Sales Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which the Company is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days` notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm’s- length contract for the same term with an unaffiliated third party purchaser).

(xxvi) “IRS” shall mean the Internal Revenue Service.

(xxvii) “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known by the chief executive officer, president, chief financial officer, or any senior executive or other vice president of such Person without any inquiry or investigation.

(xxviii)  “Material Adverse Change” shall mean with respect to any Person, any adverse change or adverse condition in or relating to the financial condition, of such Person and its subsidiaries that is material to such Person and its subsidiaries taken as a whole.

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(xxix) “Material Contract” shall mean, as relates to the Company, (i) oil and gas leases, (ii) operating agreements relating to such leases, and (iii) Contracts relating to the Business and involving a total commitment by or to any party thereto of at least $10,000 on an annual basis and which cannot be terminated by the Company with notice of ninety (90) days or less without penalty to the Company.

(xxx) “Oil and Gas Interests” shall mean: (i) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxxi) “Ordinary Course of Business” shall mean an action taken by a Person if:

(a) Such action is taken in the ordinary course of the normal day-to-day operations of such Person and is consistent with past practices of such Person;

(b) Such action is not required to be authorized by the Board of Directors of such Person and is not required to be specifically authorized by the shareholders, if any, of such Person; and

(c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

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(xxxii)  “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, limited liability company, unincorporated organization or Governmental Authority.

(xxxiii)  “Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

(xxxiv)  “Reasonable Best Efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

(xxxv)  “SEC” shall mean the United States Securities and Exchange Commission.

(xxxvi)  “Subsidiary” shall mean an entity in which fifty percent (50%) or more of its outstanding equity securities or interests are owned by the Company.

(xxxvii) “Tax” shall mean any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

(xxxviii) “Tax Return” shall mean any return or report, including any related or supporting information, with respect to Taxes.

(xxxix)  “Securities Act” shall mean the Securities Act of 1933, as amended.

(xl)  “Working Interest” of the costs and expenses relating to the maintenance, development and operation of such Oil and Gas Interest (including the plugging and abandonment and site restoration with respect to all existing and future wells located thereon or attributable thereto), through plugging, abandonment and salvage of all wells and related lease facilities located on such Oil and Gas Interest or lands pooled, unitized or otherwise combined therewith, except for changes or adjustments in such “Working Interest” after the date hereof and in compliance with Sellers’ covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election by a third party not to participate in an operation under a joint operating agreement or a unit agreement;

(c) In the case of each Oil and Gas Interest, reflects that all royalties, rentals, Pugh clause payments, shut in gas payments and other payments due with respect to such Oil and Gas Interest have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of the Company’s rights in such Oil and Gas Interest; and

(c) Reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such prior sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in the Company incurring any liability or loss of title.

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ARTICLE II
PURCHASE OF SELLERS’ MEMBERSHIP INTERESTS FOR STOCK

2.01 Purchase of Company Membership Interests of the Sellers. Subject to the terms and conditions specified in this Agreement, Sellers hereby sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby purchases from Sellers on the Closing Date, all of the Company Membership Interests of the Sellers, as set forth on Schedule 2.01 in exchange for the shares of Buyer Common Stock described in Section 2.02.

2.02 Acquisition Consideration. As consideration for the sale of the Company Membership Interests of the Sellers to Buyer, Buyer shall immediately issue and deliver to Sellers that number of shares (rounded upward to the nearest whole share) of  Buyer’s voting common stock, par value $0.001 per share (the “Buyer Common Stock”) as set forth in Schedule 2.02. The issuance and delivery of the Acquisition Shares is intended to be exempt from the registration requirements of the Securities Act pursuant to 4(2) thereof and Rule 506 of Regulation D promulgated thereunder; and exempt from the registration or qualification requirements of any applicable state securities laws. As a result, the Acquisition Shares may not be offered, sold, or transferred by the holder thereof until either a registration statement under the Securities Act or applicable state securities laws shall have become effective with regard thereto, or an exemption under the Securities Act and applicable state securities laws is available with respect to any proposed offer, sale or transfer.

2.03 Closing. The signing of this Agreement and the closing (“Closing”) shall take place at the offices of Boyer Jacobs Short, Nine Greenway Plaza, #3100, Houston, Texas immediately following the signing of this Agreement by all parties (the “Closing Date”). The execution of this Agreement and all Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Sellers. Each of the Sellers represents and warrants to Buyer (severally and not jointly), except as set forth in the Sellers Disclosure Schedule which is attached hereto (the “Sellers Disclosure Schedule”) and which will set forth the exceptions to the representations and warranties contained in this Section 3.01 and items requiring description by this Section 3.01 under the captions referencing the subsections to which such exceptions apply, that:

(a) Organization and Good Standing of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of  Texas and has the requisite corporate power to carry on its business as it is now being conducted, and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

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(b) Power. Each of the Sellers has the power and authority to enter into this Agreement and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Sellers, and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of its Articles of Incorporation, Articles of Limited Partnership or Certificate of Formation, and Bylaws, Agreement of Limited Partnership or Company or Operating Agreements, as the case may be, or any other organizational or governing documents of such Seller, (ii) violate or conflict with any material agreement or instrument to which such Seller or the Company is a party or by which such Seller or the Company or any of the properties are bound; (iii) violate or conflict with any judgment, order, ruling, or decree applicable to such Seller or the Company as a party in interest, or (iv) violate or conflict with any law, rule or regulation applicable to such Seller or the Company.

(c) Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of the Sellers and the Ancillary Documents to which each of such Sellers is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate Proceedings are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Documents to which such Seller is a party. This Agreement has been, and each of the Ancillary Agreements to be executed by each of the Sellers at Closing will be, duly executed and delivered by Sellers and constitute the valid and binding obligation of Sellers, enforceable in accordance with their respective terms.

(d) Governmental Authorities; Consents. The Sellers are not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and, except as set forth in the Sellers Disclosure Schedule, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Sellers in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not result in a Material Adverse Change with respect to Sellers or the Company.

(e) Company Membership Interests of the Sellers. The Company Membership Interests of the Sellers constitute 50% of all of the authorized and issued membership interests of the Company. All of the Company Membership Interests of the Sellers have been duly authorized and are validly issued. The Company Membership Interests of the Sellers are owned by each of the Sellers as set forth in Schedule 2.01 free and clear of all liens claims and encumbrances.

(f) Financial Statements. The un-audited financial statements (collectively, the “Company Financial Statements”) have been delivered to Buyer and are attached as Schedule 3.01 (f) to the Sellers’ Disclosure Schedule. The Company Financial Statements (i) have been prepared by the Company’s management on a consistent basis throughout the periods covered thereby; (ii) present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the results of their operations for the periods then ended; and (iii) are consistent with the books and records of the Company, which books and records are true, correct and complete in all material respects. For purposes of this Agreement, the “Balance Sheet” means the consolidated balance sheet of the Company dated as of June 30, 2011, and the “Balance Sheet Date” means June 30, 2011. Since the Company Balance Sheet Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company, which has had or is reasonably likely to result in a Material Adverse Change.
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(g) No Undisclosed Material Liabilities. The Company does not have any debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable, or otherwise, except for (i) liabilities or obligations which, individually or in the aggregate, would not result in a Material Adverse Change; (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; (iii) liabilities or obligations disclosed in the Balance Sheet or footnotes thereto; and (iv) liabilities or obligations arising in the ordinary course of business after the Balance Sheet Date and which do not result in a Material Adverse Change.

(h) No Litigation. There is no suit, action, proceeding, or investigation presently pending or, to the Knowledge of Sellers, threatened against or affecting the Company or its  Assets that has had or could reasonably be expected to result in a Material Adverse Change or prevent, hinder or materially delay the ability of the Sellers to consummate the Acquisition, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or the Assets which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i) Compliance with Laws and Permits. The Company is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority. The Company has obtained and holds all material permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of the Assets (the “Company Permits”), except for the Company Permits which the failure to obtain or hold would not, individually or in the aggregate, result in a Material Adverse Change. The Company is in compliance with the terms of the Company Permits, except where the failure to comply would not, individually or in the aggregate, result in a Material Adverse Change. All of the Company Permits are in full force and effect and no action or claim is pending nor, to the Knowledge of Sellers, is threatened to revoke or terminate any Company Permit or declare any Company Permit invalid in any material respect. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of Sellers, threatened, other than those the outcome of which would not, individually or in the aggregate, result in a Material Adverse Change. All Company Permits that are material to the Company are set forth in Section 3.01(i) of the Sellers Disclosure Schedule.

(j) Title to Assets. The Company has Good, Marketable and Defensible Title to all of its Oil and Gas Interests. All leases relating to the Oil and Gas Interests are in full force and effect, and the Company has not received any notice of default with respect to any of such leases.

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(k) Environmental Matters. With respect to environmental matters, the Company has not violated any material order or requirement of any Governmental Authority or any Environmental Law, and to Sellers’ Knowledge the ownership and operation of the Assets have been in material compliance with Environmental Laws.

(l)           Tax Matters. No member of the Seller Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(m)           Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the Acquisition based on any arrangement or agreement made by or on behalf of Sellers or the Company.

(n)           Private Placement

(i) Each of the Sellers understands that investment in shares of Acquisition Stock is a speculative investment involving a high degree of risk.  Each of the Sellers is aware that there is no guarantee that it will realize any gain from accepting the Acquisition Shares as acquisition consideration. Sellers are acquiring the Acquisition Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act, and any applicable securities laws of any state.

(ii)           Each of the Sellers is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Sellers are financially able to bear the economic risk of its decision to accept the Acquisition Shares as acquisition consideration, including the ability (but not the intention) to hold the Acquisition Shares indefinitely or to afford a complete loss of its investment in the Acquisition Shares.  Each of the Sellers has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares.

(iii)           Each of the Sellers acknowledges that the certificates for the securities comprising the Acquisition Shares that Sellers will receive will contain legends substantially as follows:

THE SHARES THAT ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR EAGLE FORD OIL & GAS CORP.  (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE. THE SHARES THAT ARE REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE PURCHASE AGREEMENT, BETWEEN THE COMPANY, TDLOG, LLC, SAFARI ADVENTURE PRODUCTIONS, INC., DEREK SCHMIDT AND EAGLE FORD OIL & GAS CORP.

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3.02           Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers that, except as may be set forth to the contrary in Buyer’s latest SEC Form 10-K, or elsewhere in this Agreement, that:

(a) Incorporation and Corporate Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Nevada and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Articles of Incorporation and Bylaws of Buyer which have been furnished to Sellers prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Buyer is qualified to do business as a foreign corporation in the states in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Change with respect to Buyer.

(b) Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Documents to which Buyer are a party. This Agreement has been, and each of the Ancillary Agreements to be executed by Buyer at Closing will be, duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

(c) No Breach. The execution, delivery and performance of this Agreement by  Buyer and the Ancillary Documents to which Buyer is a party and the consummation  of the transactions contemplated hereby and thereby do not (i) conflict with or result in a violation of any provision of the charter or bylaws of  Buyer, (ii) constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which either of them or any of their properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, result in a Material Adverse Change with respect to Buyer.

(d) Governmental Authorities; Consents. Other than with respect to any securities law reporting obligation, Buyer is not  required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Buyer in connection with their respective execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not result in a Material Adverse Change with respect to Buyer.

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(e) Financial Statements. The following audited and un-audited financial statements (collectively, the “Buyer Financial Statements”) have been delivered to Sellers:

(i) The audited consolidated balance sheets of Buyer as of December 31, 2008, 2009 and 2010, and the related audited statements of operations and changes in stockholders’ equity for the fiscal year then ended; and

(ii) The un-audited consolidated balance sheet of Buyer and the related un-audited statements of operations for the period ended June 30, 2011.

The Buyer Financial Statements (i) have been prepared in accordance with generally accepted accounting principles (“GAAP”) on a basis consistent throughout the periods covered thereby; (ii) present fairly, in all material respects, the financial condition of  Buyer as of the dates thereof and the results of their operations for the periods then ended; and (iii) are consistent with the books and records of Buyer which books and records are true, correct and complete in all material respects. For purposes of this Agreement, the “Buyer Balance Sheet” means the consolidated balance sheet of Buyer dated as of June 30, 2011, and the “Balance Sheet Date” means June 30, 2011. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Buyer Financial Statements and are required, under GAAP, to be recorded or disclosed in the balance sheets included in the Buyer Financial Statements or disclosed in notes to the Buyer Financial Statements are so recorded or disclosed.

Since the Buyer Balance Sheet Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Buyer, which has had or is reasonably likely to result in a Material Adverse Change.

(f) Absence of Undisclosed Liabilities. Except as may be disclosed in the Buyer’s latest SEC Form 10-K and recently filed 8-K’s on June 21st, June 24th, June 30th, July 20th and August 11th or as set forth elsewhere in this Agreement, Buyer has no material liabilities (whether accrued, absolute, contingent, un-liquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after June 30, 2011 in the Ordinary Course of Business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and other liabilities which, in the aggregate, are not material to Buyer.

(g) No Material Adverse Change. Since June 30, 2011, there has not been any Material Adverse Change in, or any event or condition that might reasonably be expected to result in any Material Adverse Change in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Buyer.

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(h) Tax Matters. Except as may be set forth in Buyer’s latest SEC Form 10-K or elsewhere in this Agreement:

(i) Buyer and any affiliated, combined or unitary group of which Buyer is or was a member for purposes of any Taxes (the “Buyer Group”) has timely filed, been included in or sent all Tax Returns required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Buyer Group prior to the Closing Date;

(ii) As of the time of filing, the Tax Returns of the Buyer Group:

A. Correctly reflected  in all material respects the facts regarding the income, business, assets, operations, activities and status of the Buyer Group and any other information required to be shown therein;

B. Constituted complete and accurate representations of the Tax liabilities for the periods covered; and

C. Accurately set forth all items (to the extent required to be included or reflected in the Tax Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

D. Buyer has timely paid all Taxes whether or not shown as due and payable on the Tax Returns that have been filed by the Buyer Group;

E. Buyer has established a reserve (in accordance with generally accepted accounting principles) on Buyer Financial Statements for any Taxes that relate to  periods before the Closing ;

F. The charges, accruals and reserves for Taxes reflected on Buyer  Financial Statements are adequate to cover the Tax liabilities accruing or payable by Buyer in respect of periods prior to the date hereof;

G.  Buyer is not delinquent in the payment of any Taxes. It has requested a filing extension for the 2010 Tax Return to be filed by September 15, 2011;

H. To Buyer’s Knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against Buyer (or any member of any affiliated or combined group of which Buyer are or have been a member for which Buyer could be liable for Taxes);

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I. Buyer has not been granted any extension of the limitation period applicable to any Tax claims  nor has Buyer waived any such limitation period;

J. Buyer has not been a party to any tax sharing agreement with any corporation which is not a member of the affiliated group of which Buyer is a member;

K. Buyer has not made any election under Section 1362(a) of the Code;

L. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

M. Neither Buyer nor any Affiliate is a party to any agreement, contract, plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Buyer that are not deductible (in whole or in part) under Section 280G of the Code;

N. To Buyer’s Knowledge, no examinations of the Tax Returns of any member of the Buyer Group are currently in progress or, to the Knowledge of Buyer, threatened and no deficiencies have been asserted or assessed against any member of the Buyer Group as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened;

O. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any member of the Buyer Group;

P. No member of the Buyer Group will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Code §7121 (or any corresponding provision of state, local or foreign income Tax law), (C) any intercompany transaction or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (D) any installment sale or open transaction made on or prior to the Closing Date or (E) as a result of any prepaid amount received on or prior to the Closing Date;

Q. No member of the Buyer Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361; and

R. Buyer have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(i) No Litigation. Except as may be set forth in  Buyer’s latest SEC Form 10-K and the judgment described in Section 2.04 of the June 20, 2011 Purchase Agreement filed as Exhibit 10.1 in Form 8-K dated June 24, 2011, there is no suit, action, proceeding, or investigation presently pending or, to the knowledge of Buyer, threatened against or affecting the Buyer that has had or could reasonably be expected to result in a Material Adverse Change with respect to Buyer or prevent, hinder or materially delay the ability of Buyer to consummate the Acquisition, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Buyer which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j) Employees. (a) No executive employee of Buyer and, to the Knowledge of Buyer, no group of employees of Buyer has any plans to terminate his, her or its employment; (b) Buyer have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Buyer have no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers’ compensation claims pending against Buyer nor is Buyer aware of any facts that would give rise to such a claim; and (e) no employee of Buyer is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Buyer.

(k) Employee Benefit Plans. Buyer does not maintain any plans which would be considered an “employee benefit plan” under ERISA.

(l) Compliance with Laws; Permits.

(i) Buyer and their respective officers, directors, agents and employees in their capacity as such, have complied in all material respects with all Applicable Laws, regulations and other requirements which materially affect the business of Buyer and to which Buyer may be subject, and, except as may be set forth elsewhere in this Agreement, no claims have been filed against Buyer alleging a violation of any such laws, regulations or other requirements. To Buyer’s Knowledge no such claims are pending or threatened.

(ii) Buyer has in full force and effect, all permits necessary to conduct its businesses and own and operate its properties. A true, correct and complete list of all the permits held by Buyer is attached to this Agreement. Buyer has conducted its business in all material respects in compliance with all material terms and conditions of such permits.

(m) SEC Filings. Buyer has delivered to Sellers copies of the following documents previously filed by Buyer with the Securities and Exchange Commission (the “Commission”): (i) Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 2010, and (ii) Buyer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. Buyer has filed all reports, registration statements and other documents required to be filed by it under the Exchange Act since its inception (the “SEC Filings”) along with recent 8-K’s filed this year on June 21st, June 24th, June 30th, July 20th and August 11th.

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Buyer has delivered to or made available for inspection by Sellers accurate and complete copies of all the SEC Filings in the form filed by Buyer with the Commission since its inception. The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, since June 20, 2011 the Company has been conducting a private placement of up to 12,000,000 shares of Common Stock.  To date, Buyer has issued or agreed to issue approximately 1,300,000 shares of Common Stock from the private placement at cash prices ranging from $.33 to $.46 per share.

(n) Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or any affiliate thereof.

(o) Validity of Buyer Common. The shares of Buyer Common Stock to be issued to Sellers pursuant to this Agreement have been duly authorized and, upon issuance, delivery of the Company Membership Interests of the Sellers in payment therefore, will be validly issued, fully paid and non-assessable.

(p) Accuracy of Information. All of the information and other data relating to Buyer furnished to Sellers by or on behalf of Buyer in connection with the Acquisition is accurate and complete in all material respects, and none of such information contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading.

3.03 Representations and Warranties on Closing. The representations and warranties made in this Article III will be true and correct in all material respects on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

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ARTICLE IV
ADDITIONAL CLOSING DELIVERIES

5.01 Buyer’s Additional Closing Deliveries. The Buyer has made the following additional deliveries to Seller at the Closing:

(a)           Officers’ Certificate. Sellers have received a certificate executed on behalf of Buyer by the President of the Buyer, dated the Closing Date, representing and certifying, as to the identity and incumbency of its officers and directors and as to resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement, certified by the secretary or an assistant secretary of Buyer; and

(b)           Certificate of Secretary of State of Nevada. A certificate from the Secretary of State of Nevada, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing of Buyer under the laws of such state.

5.02 Sellers’ Additional Closing Deliveries. The Sellers have made the following additional deliveries to Buyer at the Closing:

(i.)           Officers’ Certificate. Buyer has received a certificate executed on behalf of each of TDLOG and SAP, certifying resolutions of the partners or members of TDLOG and SAP, authorizing the execution, delivery and performance by each of this Agreement, certified by the secretary or an assistant secretary of each.

ARTICLE VI
[OMIT]

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ARTICLE VII
MISCELLANEOUS

7.01 Entire Agreement. This Agreement, together with the Schedules, Exhibits, Annexes, Ancillary Documents and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Schedules, Annexes and Exhibits hereto, and no other agreement, statement or promise not contained in this Agreement or in the Schedules, Annexes or Exhibits hereto shall be binding. The parties hereto have had the opportunity to consult with their respective attorneys concerning the meaning and the import of this Agreement and the Schedules, Annexes and Exhibits hereto and each has read this Agreement and the Schedules and Exhibits hereto, as signified by such party’s signature below, and are executing the same for the purposes and consideration herein expressed.

7.02 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties, except that upon written notice to Sellers (a) Buyer may assign to any other direct wholly owned domestic corporate subsidiary of Buyer all of Buyer’s rights, interests or obligations hereunder, provided as a condition of such assignment to any subsidiary of Buyer, such subsidiary shall be required to make the same representations to Sellers as Buyer had under Article III hereof. Except as set forth in this Section 7.02, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than  Buyer, Company and Sellers any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

7.03 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

7.04 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

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7.05 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery); (b) recognized overnight delivery service (effective on the next day after delivery to the service); or (c) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended Seller recipient as set forth in Schedule 2.01 with exception to the Buyer below:

If to the Buyer:
Eagle Ford Oil & Gas Corp.
1110 NASA Parkway
Suite 311
Houston, Texas 77058
Attention: Paul Williams

With a copy to:
Boyer Jacobs Short
Nine Greenway Plaza
Suite 3100
Houston, Texas 77046
Attention: John R. Boyer, Jr.

Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in accordance with this Section 7.05.

7.06 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

7.07 DTPA Waiver. To the extent applicable to the transaction contemplated hereby, each of Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive, Texas Bus. & Com. Code. Notwithstanding the foregoing, the parties hereto agree that such waiver shall not in any way modify, limit, reduce or otherwise impact the obligations of the Sellers pursuant to Section 8.02 of this Agreement.

7.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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7.09 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

7.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

7.11 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

7.12 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivision of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement. All Schedules, Annexes and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

7.13 United States Dollars. Unless expressly indicated otherwise, all dollar amounts in this Agreement and the Schedules and Exhibits hereto are expressed in United States dollars.

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SIGNATURES

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Agreement on the date first above written.

                Sellers:

                 TDLOG, L.L.C.

                 By: ____________________
                       Thomas E. Lipar, President

                 Safari Adventure Productions, Inc.

                 By: ____________________
                        Brook Minx, President

                 DEREK SCHMIDT

                 _______________________
                 Derek Schmidt, Individually

                 Company:

                 SANDSTONE ENERGY PARTNERS II, L.L.C.

                 By: _________________________
                       Ralph “Sandy” Cunningham Jr.
                       President

                 Buyer:

                 EAGLE FORD OIL & GAS CORP.

                 By: _____________________
                      Paul Williams
                      Chief Executive Officer